Exhibit 10.3

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

August 6, 2024

Joseph G. Dwyer

[***]

[***]

Dear Joe,

I am pleased to offer you the position of Chief Financial Officer with Golden Minerals Company. You would be responsible for all aspects of our finances company-wide including regulatory filings, interactions with the auditors and the Audit Committee as well as managing our accounting and compliance systems and employees and reporting financial results to the Board. The position also includes the opportunity to contribute substantially to the business development area through economic analysis and financial models for new and existing opportunities. As one of the two named executive officers of the company you and I will be the public face of the company and will interact with investors and shareholders at a variety of public forums.

COMPENSATION

In this exempt position you will report to me. Your annual salary will be US$225,000.00

BONUS

You will be eligible for an annual target bonus of 50% of base salary, contingent on personal and company performance and Board approval. For exemplary performance, the target payout can double or equal 100% of your salary. Conversely the bonus could be zero. Your annual bonus will be paid in cash or Restricted Stock Units, and open to the discretion of the Board.

RSUs (Restricted Stock Units)

You will be granted 100,000 RSU shares (restricted shares of AUMN), one-third vesting each of the succeeding three years on the anniversary.

We also have an LTl (long term incentive) bonus program which targets RSU share grants, in your case, of 50% value of annual salary. This grant also can pay up to double the target in the case of outstanding personal and company performance. This program is subject to approval of the Board.

CHANGE OF CONTROL

You will be provided with a change of control agreement which will compensate you for two years salary plus target bonus in the event of a change of control of the Company under defined conditions.

BENEFITS

We provide health and welfare benefits including medical, dental insurance for you and your family and life and disability insurance. We have a 401(k) savings plan with company matching contributions up to 3% of annual salary. More details are available in the Company's Employee Handbook and Benefits Summary.

350 INDIANA STREET, SUITE 650, GOLDEN, COLORADO 80401 - MAIN (303) 839-5060

www.GoldenMinerals.com

Exhibit 10.3

Authorization to work in the USA

In accordance with the Immigration Reform and Control Act of 1986 you are required to provide verification of your identity and legal rights to work in the United States. The appropriate documents must be presented for the Company's review on your first day of employment.

This offer is contingent upon your written acceptance and a routine background check. Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer and for the Benefits section, by the details of our official company benefits plan. If you accept this offer, the terms described in this letter constitute the terms of your employment with Golden Minerals.

I look forward to joining the Golden Minerals team. We have a corporate goal of increasing shareholder value through sustainable profitable production, new discoveries, and expansion of existing resources. I believe you can make a major contribution to the success of our business. I hope you will find these terms of employment attractive.

The start date is August 15, 2024. If this offer is acceptable to you, please initial the first page, sign below, and return to me by scanned PDF.

Best regards,

/s/ Pablo Castanos

________________________

Pablo Castanos President and CEO

350 INDIANA STREET, SUITE 650, GOLDEN, COLORADO 80401 - MAIN (303) 839-5060

www.GoldenMinerals.com

Exhibit 10.3

I accept this offer of employment with the understanding that it is contingent upon a background investigation and that it is not an employment contract. I understand that my employment is at-will, which either I or Golden Minerals may terminate at any time, for any reason, with or without cause and with or without notice. Provisions stated in this offer of employment supersede all prior discussion and negotiations, if any, and no other writing published by Golden Minerals is intended to modify the presumption of at-will employment status.

Accepted and Agreed:

By: /s/ Joseph G. DwyerStart date: 8/15/2024

Joseph G. Dwyer Date: 8/11/2024

Print name

350 INDIANA STREET, SUITE 650, GOLDEN, COLORADO 80401 - MAIN (303) 839-5060

www.GoldenMinerals.com